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                                                                    EXHIBIT 3i.2

                         CERTIFICATE OF DESIGNATION OF

                           PREFERENCES AND RIGHTS OF

                      AMERICAN TOWER SYSTEMS CORPORATION

                     EXCHANGE PAY-IN-KIND PREFERRED STOCK


          American Tower Systems Corporation, a Delaware corporation (hereinafter called, the "Corporation"), pursuant to Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate"), the Board of Directors of the Corporation duly adopted the following resolution:

          RESOLVED, that pursuant to Article Four of the Restated Certificate (which authorizes 20,000,000 shares of preferred stock, $.01 par value), the Board of Directors of the Corporation hereby fixes the voting powers, designations and preferences, and the relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of a series of Exchange Pay-In-Kind Preferred Stock.

          RESOLVED, that each share of the Exchange Pay-In-Kind Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

          SECTION 1.  Designation; Rank; Outstanding Shares.  This series of
                      -------------------------------------
Preferred Stock shall be designated "Exchange Pay-In-Kind Preferred Stock", par value $.01 per share (the "Exchange Preferred Stock"). The liquidation preference of the Exchange Preferred Stock shall be $1,000.00 per share (the "Liquidation Preference"). The Exchange Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, senior to all classes of Common Stock of the Corporation and all other classes of capital stock or series of preferred stock established, or to be established, by the Board of Directors of the Corporation (or, to the extent permitted by the General Corporation Law of the State of Delaware, the Executive Committee thereof (the "Board")) (collectively "Junior Securities"); provided that the Exchange Preferred Stock shall rank on a parity with the PIK Preferred Stock (as defined herein). Notwithstanding anything herein to the contrary, prior to the Exchange Date with respect to any share of Exchange Preferred Stock, such share shall not be considered outstanding for any purpose, including, without limitation, dividends, voting or rights upon liquidation, winding up or dissolution.

          SECTION 2.  Authorized Number.  The number of shares constituting the
                      -----------------
Exchange Preferred Stock shall be 1,300,000 shares.

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          SECTION 3.  Dividends.  (a)  Holders of shares of the Exchange
                      ---------
Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available for payment, cash dividends at the rates described below on the Liquidation Preference. Dividends will accrue at a rate equal to the greater of (i) the Treasury Rate calculated on the date of the closing of the initial issuance of the PIK Preferred Stock (the "Closing Date") plus the 500 basis points and (ii) the Treasury Rate calculated on the Interim Financing Maturity Date plus 650 basis points; provided that the dividend rate of the Exchange Preferred Stock pursuant to this subsection (a) shall not exceed 18% per annum. The dividends payable on shares of Exchange Preferred Stock on the first Dividend Payment Date following the Exchange Date of such shares shall be increased by the amount of any accrued but unpaid dividends on the shares of PIK Preferred Stock exchanged therefor.

          (b) Dividends will be payable quarterly in arrears on June 1, September 1, December 1, and March 1 of each year, commencing on September 1, 1999 (each, a "Dividend Payment Date"), provided that if any dividend (including Additional Dividends, if any) payable on any Dividend Payment Date on or before the fifth anniversary of the Interim Financing Maturity Date is not declared and paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall, subject to the rights of the PIK Preferred Stock, be paid on such Dividend Payment Date in additional shares of Exchange Preferred Stock having an aggregate Liquidation Preference equal to the dividends payable on such Dividend Payment Date and shall, unless such shares are not issued, be deemed paid in full and shall not accumulate, provided further that the Corporation may, at its option, pay cash in lieu of fractional shares (valued for such purpose at the Liquidation Preference of the Exchange Preferred Stock) that may otherwise be issued pursuant to the foregoing clause. Each dividend will be payable or issuable, as the case may be, to Holders of record as they appear on the stock transfer books of the Corporation on a record date, not more than 60 nor less than 10 days before the payment date, fixed by the Board. Dividends will be cumulative from the Exchange Date of such Exchange Preferred Stock.

          (c) Dividends payable on the Exchange Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. The amount of Additional Dividends, if any, will be determined consistent with the preceding sentence and by multiplying the applicable Additional Dividends by a fraction, the numerator of which is the number of days such rate was applicable during any Interest Period and the denominator of which is 360. The Exchange Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. Dividends shall cease to accumulate in respect of the Exchange Preferred Stock on the Debenture Exchange Date or on the date of their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Debentures in respect of the Exchange Preferred Stock on

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the Debenture Exchange Date or shall have failed to pay the relevant cash redemption price on the date fixed for redemption. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends. Dividends on account of arrears and dividends in connection with any optional redemption pursuant to Section 6(a) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board.

          (d) No full dividends may be declared or paid or funds set apart for the payment of dividends on any PIK Preferred Stock, if any, for any period unless full cumulative dividends shall have been paid (or are deemed paid) or, if payable in cash, set apart for such payment on the Exchange Preferred Stock. If full dividends are not so paid, the Exchange Preferred Stock shall share dividends pro rata with the PIK Preferred Stock, if any. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities in additional shares of Junior Securities) and no Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, so long as any shares of Exchange Preferred Stock remain outstanding if full dividends (including Additional Dividends) have not been paid on the Exchange Preferred Stock.

          (e)  Registration Rights.  The Holders of the Exchange Preferred Stock
               -------------------
are entitled to the benefit of the Registration Rights Agreement dated as of June 4, 1998, between the Corporation and the Initial Purchasers named therein ("Registration Rights Agreement"). In the event that the Corporation fails to have effective a Shelf Registration Statement (as defined in the Registration Rights Agreement) prior to the Effectiveness Date (as defined in the Registration Rights Agreement) or if the Shelf Registration Statement ceases to be effective or ceases to be useable in connection with resales of such Exchange Preferred Stock then additional dividends ("Additional Dividends") will become payable to Holders of Exchange Preferred Stock at a rate of 0.5% per annum until such default shall be cured, increasing by 0.5% at the end of each 90-day period thereafter; provided, however, that in no event shall the dividend rate on the
            --------  -------
Exchange Preferred Stock increase by more than an aggregate of 2.0% per annum.

          SECTION 4.  Liquidation Rights.  In the event of any voluntary or
                      ------------------
involuntary liquidation, dissolution or winding up of the Corporation on or after the Exchange Date, before any payment or distribution of assets is made on any Junior Securities, including, without limitation, Common Stock of the Corporation, the Holders of Exchange Preferred Stock shall receive the Liquidation Preference per share plus (without duplication) an amount equal to all accumulated and unpaid dividends through the date of distribution (including any premium), and the holders of any PIK Preferred Stock shall be entitled to receive an amount equal to the full respective liquidation preferences (including any premium) to which they are entitled and shall receive an amount equal to all accumulated and unpaid dividends with respect to their respective shares through and including the date of distribution. If, upon such a voluntary or

                                      -3-
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involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to pay in full the amounts described above as payable with respect to the Exchange Preferred Stock outstanding and PIK Preferred Stock outstanding, the Holders of the outstanding Exchange Preferred Stock and such PIK Preferred Stock will share ratably in any such distribution of assets of the Corporation first in proportion to their respective liquidation preferences (including any premium) until such preferences are paid in full, and then in proportion to their respective amounts of accumulated and unpaid dividends. After payment of any such liquidation preference (including any premium) and accumulated and unpaid dividends, the shares of Exchange Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. For all purposes of this Certificate of Designation, accumulated dividends shall include a pro rated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up. Neither the sale or transfer of all or substantially all the assets of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or other entity or a merger of any other corporation or other entity with or into the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation.

          SECTION 5.  Voting Rights.  (a)  In addition to such other vote, if
                      -------------
any, as may be required by Delaware law or provided by the resolution creating any other series of preferred stock to the extent such resolution refers to the Exchange Preferred Stock, so long as any shares of Exchange Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the votes represented by the Exchange Preferred Stock voting together as a single class, shall be necessary to (i) increase or decrease the par value of the shares of Exchange Preferred Stock or (ii) adversely alter or adversely change the powers, preferences or other special rights of the shares of Exchange Preferred Stock. The consent of all affected holders of Exchange Preferred Stock shall be required with respect to (a) any change in redemption, exchange or voting the amount of or the method of calculating the Liquidation Preference or dividend rate or (b) any extensions of the Final Maturity Date. Except as provided above, the creation, authorization or issuance of any shares of any Junior Securities (or any security or obligation (other than Senior Securities) convertible into or evidencing the right to purchase Junior Securities) or the increase or decrease in the amount of authorized Junior Securities (or any security or obligation (other than Senior Securities) convertible into or evidencing the right to purchase Junior), shall not require the consent of Holders of Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of Exchangeable Preferred Stock.

          (b) Without the affirmative vote or consent of holders of at least a majority of the votes represented by the Exchange Preferred Stock and any PIK Preferred Stock outstanding, voting together as a single class, the Corporation shall not consolidate or merge with or into (whether or not the Corporation is the Surviving Person), or sell,

                                      -4-
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assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

     (i) the Surviving Person is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (ii) the Surviving Person (if other than the Corporation) assumes all the obligations of the Corporation under this Certificate of Designation;

     (iii) at the time of and immediately after such Disposition, no Voting Rights Triggering Event shall have occurred and be continuing; and

     (iv) the Surviving Person shall at the time of such Disposition and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test described under Section 10(a).

          (c) (i) In the event that (1) dividends (either in cash or, on or before June 1, 2004, through the issuance of additional shares of Exchange Preferred Stock) on the Exchange Preferred Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive) (a "Dividend Default"); (2) the Corporation fails to redeem shares of Exchange Preferred Stock in accordance with Section 6(b) or otherwise fails to discharge any redemption obligation with respect to the Exchange Preferred Stock; (3) the Corporation fails to make an Offer to Purchase (whether pursuant to the terms of Section 7(a) or otherwise) following a Change of Control if such Offer to Purchase is required by Section 7 hereof or fails to purchase shares of Exchange Preferred Stock from Holders who elect to have such shares purchased pursuant to the Offer to Purchase; (4) the Corporation breaches or violates one of the provisions set forth in any of Sections 10(a) to (d) (inclusive) hereof and the breach or violation continues for a period of 30 days or more after the Corporation receives notice thereof specifying the default from the Holders of at least 25% of the shares of Exchange Preferred Stock then outstanding or (5) the Corporation fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Corporation or any Restricted Subsidiary of the Corporation, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $10,000,000 or more at one time, in each case, after a 30-day period during which such default shall not have been cured or such acceleration rescinded, then in the case of any of clauses (1)-(5) the maximum authorized number of directors of the Corporation will be increased by two and Holders of Exchange Preferred Stock shall be entitled to vote their shares of Exchange Preferred Stock, together with the Holders of any outstanding PIK Preferred Stock, in accordance with the procedures set forth below, to elect, as a class, an additional

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two directors; provided, however, that Holders of PIK Preferred Stock and such
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Exchange Preferred Stock shall not elect as director any individual who if so elected would cause the Corporation to be in violation of the Communications Act of 1934, as amended, or the rules and regulations of the FCC. Each such event described in clauses (1), (2), (3), (4) and (5) is a "Voting Rights Triggering Event". So long as shares of Exchange Preferred Stock shall be outstanding, the Holders of Exchange Preferred Stock shall retain the right to vote and elect, with the Holders of any PIK Preferred Stock, voting together as a single class without regard to series, such number of directors until such time (x) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Exchange Preferred Stock are paid in full in cash or, with respect to any Dividend Period ending on or before the fifth anniversary of the Interim Financing Maturity Date, through the issuance of additional shares of Exchange Preferred Stock; and (y) in all other cases, as the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the Holders of at least a majority of the shares of Exchange Preferred Stock then outstanding and entitled to vote thereon. Such period is hereinafter referred to as a "Default Period".

               (ii) So long as any shares of Exchange Preferred Stock shall be outstanding, during any Default Period, such voting right of the Holders of Exchange Preferred Stock may be exercised initially at a special meeting called pursuant to paragraph (iii) below or at any annual meeting of stockholders. The absence of a quorum of Holders of Common Stock or any class thereof shall not affect the exercise of such voting rights by the Holders of Exchange Preferred Stock and any PIK Preferred Stock.

               (iii) Unless the Holders of Exchange Preferred Stock and any PIK Preferred Stock so entitled, if any are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board may order, or any stockholder or stockholders owning shares having in the aggregate not less than 5% of the votes represented by the outstanding shares of Exchange Preferred Stock and such PIK Preferred Stock, taken together as a single class, may request, the calling of a special meeting of Holders of Exchange Preferred Stock and such PIK Preferred Stock, if any are then outstanding, which meeting shall thereupon be called by the Chairman of the Board, the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which Holders of Exchange Preferred Stock and such PIK Preferred Stock are entitled to vote pursuant to this paragraph shall be given to each Holder of record of Exchange Preferred Stock by mailing a copy of such notice to such Holder at such Holder's last address as the same appears on the stock transfer books of the Corporation. Such meeting shall be called for a time not later than twenty (20) days after such order or request, or, in default of the calling of such meeting may be called on similar notice by any stockholder or stockholders owning shares having in the aggregate not less than 5% of the votes represented by the outstanding shares of Exchange Preferred Stock and such PIK Preferred Stock, taken together as a single class (who shall have, and to whom the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof). At any meeting held for the

                                      -6-
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purpose of electing directors at which the Holders of Exchange Preferred Stock and any PIK Preferred Stock shall have the right to elect directors as aforesaid, the presence in person or by proxy of the Holders owning shares having at least a majority of the votes of Exchange Preferred Stock and such PIK Preferred Stock shall be required to constitute a quorum of such Exchange Preferred Stock and such PIK Preferred Stock. Notwithstanding the provisions of this paragraph, no such special meeting shall be called during the period within ninety (90) days immediately preceding the date fixed for the next annual meeting of stockholders.

               (iv) During any Default Period, the Holders of Common Stock of the Corporation, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect all of the directors unless and until the Holders of Exchange Preferred Stock and Exchange Preferred Stock so entitled shall have exercised their right to elect two directors voting as a class, after the exercise of which right (x) the directors so elected by the Holders of Exchange Preferred Stock and such PIK Preferred Stock shall continue in office until the earlier of (A) such time as their successors shall have been elected by such Holders or (B) the expiration of the Default Period, and (y) any vacancy in the Board may be filled by vote of the remaining director or directors, if any, theretofore elected by the Holders of the class or classes of stock which elected the director whose office shall have become vacant. References in this paragraph to directors elected by the Holders of a particular class or classes of stock shall include directors elected by such director or directors to fill vacancies as provided in clause (y) of the foregoing sentence.

               (v) Immediately upon the expiration of a Default Period, (x) the right of the Holders of Exchange Preferred Stock to elect directors shall cease,
(y) the term of office of any directors elected by the Holders of Exchange Preferred Stock and any PIK Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Restated Certificate or bylaws of the Corporation irrespective of any increase made pursuant to the provisions of paragraph (i) of this paragraph (c) (such number being subject, however, to change thereafter in any manner provided by law or in the Restated Certificate or bylaws of the Corporation).

               (vi) In any case in which the Holders of Exchange Preferred Stock shall be entitled to vote pursuant to this Section 5 or pursuant to Delaware law, each Holder of Exchange Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote per $1,000 of Liquidation Preference of each share of Exchange Preferred Stock held. In any case in which the holders of PIK Preferred Stock and the holders of Exchange Preferred Stock shall be entitled to vote as a class pursuant to this Certificate of Designation or Delaware law, each holder of PIK Preferred Stock and Exchange Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote per $1,000 of the aggregate liquidation preference of PIK Preferred Stock and Exchange Preferred Stock held by such holder. In connection with any vote of the Holders of Exchange Preferred Stock or the holders of PIK Preferred Stock and Exchange

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Preferred Stock (voting as a single class), a majority of the votes properly cast upon any question shall decide the question, except in any case where a larger vote is required by the terms of this Certificate of Designation or Delaware law.

          (d) Prior to the Debenture Exchange Date (as defined in Section 8(a) below), the Corporation shall not amend or modify the Indenture (as defined in
Section 8(a) below), without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Exchange Preferred Stock, voting together as a single class; provided, however, that the Corporation and the Trustee (as defined in Section 8(a) below) shall be permitted, without any vote or consent of such Holders, to effect any amendments to the Indenture that could have been effected under the Indenture without the consent of Holders of Exchange Debentures (as defined in Section 8(a) below) if any Exchange Debentures were then outstanding.

          SECTION 6.  Redemption. (a) (Optional Redemption).  After June 1,
                      ----------
2004, the Corporation may, at its option, redeem all or from time to time any part of the shares of Exchange Preferred Stock, out of funds legally available therefor, in the manner provided for in Section 6(c), at a price per share equal to the Liquidation Preference of the Exchange Preferred Stock to be redeemed plus (without duplication) accrued dividends to the date of such redemption plus a redemption premium equal to the product of (x) such Liquidation Preference and
(y) a percentage initially equal to one-half of the dividend rate set forth in
Section 3(a) declining linearly on an annual basis thereafter to zero on the date three years prior to the Final Maturity Date (as defined below); provided that no redemption pursuant to this Section 6(a) shall be authorized or made unless prior thereto full accumulated and unpaid dividends, without duplication, are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Exchange Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

          In the event of a redemption pursuant to the preceding paragraph of only a portion of the then outstanding shares of the Exchange Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the Liquidation Preference of shares held by each Holder of the Exchange Preferred Stock, except that the Corporation may redeem such shares held by Holders of less than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Corporation.

          (b) (Mandatory Redemption). The Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in
Section 6(c) hereof, all shares of the Exchange Preferred Stock then outstanding on June 1, 2010 (the "Final Maturity Date") at a redemption price equal to the Liquidation Preference plus, without duplication, accrued and unpaid dividends.

          (c) (Procedures for Redemption). (i) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Exchange

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Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Exchange Preferred Stock at such Holder's address as it appears on the stock register of the Corporation, provided that no failure to give such notice nor any deficiency thereon shall affect the validity of the procedure for the redemption of any shares of Exchange Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose Notice was defective. The Redemption Notice shall state:

               (1) whether the redemption is pursuant to Section 6(a) or 6(b) hereof;

               (2)  the redemption price;

               (3) whether all or less than all the outstanding shares of the Exchange Preferred Stock are to be redeemed and the total amount in Liquidation Preference of the Exchange Preferred Stock being redeemed;

               (4)  the Redemption Date;

               (5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of Exchange Preferred Stock to be redeemed; and

               (6) that dividends on the shares of the Exchange Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the redemption price.

                    (ii) Each Holder of Exchange Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Exchange Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued, without service charges, representing the unredeemed shares.

                    (iii) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the redemption price, dividends on the Exchange Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (c)(i) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the redemption price without interest.

          SECTION 7.  Change of Control. (a) The Corporation will commence an
                      -----------------
Offer to Purchase (as defined in paragraph (b)) all of the outstanding shares of Exchange Preferred Stock within fifteen (15) days after the occurrence of a Change of Control (as defined in paragraph (f)(i)) below.

          (b) "Offer to Purchase" means a written offer ("Offer") to each Holder at such holder's address appearing in the stock books of the Corporation on the date of the Offer, offering to purchase in cash all outstanding shares of Exchange Preferred Stock at a purchase price equal to 101% of the Liquidation Preference of the Exchange Preferred Stock plus, without duplication, accrued and unpaid dividends, if any. Unless otherwise required by applicable law, the Offer shall specify an expiration date ("Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than thirty (30) days or more than sixty (60) days after the date of such Offer and a settlement date ("Purchase Date") for purchase of Exchange Preferred Stock within five Business Days after the Expiration Date. The Offer shall be sent by first class mail postage prepaid by the Corporation. The Offer shall contain information concerning the business of the Corporation and its Subsidiaries which the Corporation in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be furnished to Holders pursuant to Section 9(d) (Provision of Financial Information) (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Corporation's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Corporation to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Corporation to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Exchange Preferred Stock pursuant to the Offer to Purchase. The Offer shall also state:

               (1)  the Expiration Date and the Purchase Date;

               (2) the aggregate liquidation preference of the outstanding shares of Exchange Preferred Stock (and PIK Preferred Stock, if any) offered to be purchased by the Corporation (the "Purchase Amount") pursuant to the Offer to Purchase;

               (3) the Liquidation Preference per share of Exchange Preferred Stock and the purchase price to be paid by the Corporation (the "Purchase Price") for each share accepted for payment;

               (4) that the Holder may tender all or any portion of the shares of Exchange Preferred Stock registered in the name of such Holder and that any portion of Exchange Preferred Stock tendered must be tendered in whole shares;

               (5) the place or places where shares of Exchange Preferred Stock are to be surrendered for tender pursuant to the Offer to Purchase;

               (6) that dividends on any shares of Exchange Preferred Stock not tendered or tendered but not purchased by the Corporation pursuant to the Offer to Purchase will continue to accumulate;

               (7) that on the Purchase Date the Purchase Price will become due and payable upon each share of Exchange Preferred Stock being accepted for payment pursuant to the Offer to Purchase and that dividends thereon shall cease to accrue on and after the Purchase Date;

               (8) that each Holder electing to tender a share of Exchange Preferred Stock pursuant to the Offer to Purchase will be required to surrender such share at the place or places specified in the Offer prior to the close of business on the Expiration Date (such share being, if the Corporation so requires, duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation duly executed by, the Holder thereof or his attorney duly authorized in writing);

               (9) that Holders will be entitled to withdraw all or any portion of Exchange Preferred Stock tendered if the Corporation receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Exchange Preferred Stock that the Holder tendered, the certificate number representing the shares of Exchange Preferred Stock that the Holder tendered and a statement that such Holder is withdrawing all or a portion of its tender;

          (10) that the Corporation shall purchase all shares of Exchange Preferred Stock duly tendered and not withdrawn pursuant to the Offer to Purchase; and

          (11) that in the case of any Holder whose shares of Exchange Preferred Stock are purchased only in part, the Corporation will issue to the Holder of such shares without service charge a new certificate representing the unpurchased shares of Exchange Preferred Stock.

Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

          (c) The Corporation will comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of the Exchange Preferred Stock in connection with an Offer to Purchase.

          (d) On the Purchase Date the Corporation shall (1) accept for payment the shares of Exchange Preferred Stock validly tendered pursuant to the Offer to Purchase, (2) pay to the Holders of shares so accepted the purchase price therefor in cash and (3) cancel and retire each surrendered certificate. Unless the Corporation defaults in the payment for the shares of Exchange Preferred Stock tendered pursuant to the Offer to Purchase, dividends will cease to accrue with respect to the shares of Exchange Preferred Stock tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Purchase Date.

          (e) If the purchase of the Exchange Preferred Stock would violate or constitute a default under any Indebtedness of the Corporation, then, notwithstanding anything to the contrary contained above, prior to complying with the foregoing provisions, but in any event within thirty (30) days following the Change of Control, the Corporation shall use its best efforts to, as promptly as practicable, either (1) repay in full all such Indebtedness and terminate all commitments outstanding under any relevant credit agreements or
(2) obtain the requisite consents, if any, under such Indebtedness required to permit the repurchase of Exchange Preferred Stock required by this Section 7. Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not make, and shall not be obligated to make, any Offer to Purchase.

          (f) (i) A "Change of Control" means the occurrence of any of the following:

     (a) the sale, lease or transfer, in one or a series of related
      -
     transactions, of all or substantially all of the Corporation's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than the Principal Shareholders or their Related Parties),

     (b) the adoption of a plan relating to the liquidation or dissolution of
      -
     the Corporation,

     (c) the acquisition, directly or indirectly, by any Person or group (as
      -
     such term is used in Section 13(d)(3) of the Exchange Act) (other than one or more of the Principal Shareholders and their Related Parties) of 40% or more of the voting power of the voting stock of the Corporation by way of merger or consolidation or otherwise, provided that such acquisition will not constitute a "Change of Control" unless or until such Person or group owns, directly or indirectly, more of the voting power of the voting stock of the Corporation than the Principal Shareholders and their Related Parties, or

     (d) the Continuing Directors cease for any reason to constitute a majority
      -
     of the directors of the Corporation then in office.

For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring voting stock of the Corporation shall be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

          (ii) "Continuing Director" means any member of the Board who (i) is a member of that Board on the Closing Date or (ii) was nominated for election by either (a) one or more of the Principal Shareholders (or a Related Party thereof) or (b) the Board of Directors a majority of whom were directors at the Closing Date or whose election or nomination for election was previously approved by one or more of the Principal Shareholders or such directors.

          (iii) "Immediate Family Member" means, with respect to any individual, such individual's spouse (past or current), descendants (natural or adoptive, of the whole or half blood) of the parents of such individual, such individual's grandparents and parents (natural or adoptive), and the grandparents, parents and descendants of parents (natural or adoptive, of the whole or half blood) of such individual's spouse (past or current).

          (iv) "Principal Shareholders" means Steven B. Dodge and Thomas H. Stoner.

          (v)   "Related Party" with respect to any Principal Shareholder means
(i) any 80% (or more) owned Subsidiary or Immediate Family Member (in the case of an individual) of such Principal Shareholder or (ii) any Person, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal Shareholder or an Immediate

Family Member, or (iii) any Person employed by the Corporation in a management capacity as of the Closing Date.

          SECTION 8.  Exchange Provisions.  (a)  Shares of Exchange Preferred
                      -------------------
Stock will be exchangeable at the option of the Corporation, out of funds legally available therefor, in whole but not in part, on any Dividend Payment Date (any such Dividend Payment Date on which such exchange is or is to be made, the "Debenture Exchange Date"), through the issuance of the Corporation's Subordinated Exchange Debentures due 2010 (the "Exchange Debentures") in redemption of and in exchange for shares of Exchange Preferred Stock, in the manner provided in this Section 8. The Exchange Debentures will bear interest at a rate equal to the Dividend Rate of the Exchange Preferred Stock if it had remained outstanding and shall be issued to pursuant to an indenture containing terms and conditions customary to notes issued in exchange for securities which are similar to the Exchange Preferred Stock (including a "Change of Control" put provision), which indenture will be in form and substance reasonably satisfactory to the Corporation and CSFBC and shall be executed prior to the Interim Financing Maturity Date (the "Indenture") it being understood that such form and substance will mirror, except with respect to specific financial terms, the exchange indenture for the 11% Pay-In-Kind Preferred Stock issued by American Radio Systems Corporation.

          (b) Holders of the Exchange Preferred Stock will be entitled to receive Exchange Debentures at the rate of $1.00 principal amount of Exchange Debentures for each $1.00 of Liquidation Preference of Exchange Preferred Stock, including, to the extent necessary, Exchange Debentures in principal amounts less than $1,000, provided that the Corporation shall have the right, at its
                  --------
option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Debenture that is not an integral multiple of $1,000 instead of delivering an Exchange Debenture in a denomination of less than $1,000. Such exchange may be made only if, at the time of the exchange, (i) the Corporation shall be in compliance with Section 8(d), (ii) there shall be funds legally available sufficient therefor; and (iii) immediately after giving effect to such exchange, no Default or Event of Default (as defined in the Indenture) would exist under the Indenture and no default or event of default would exist under the terms of any other of the Corporation's Indebtedness.

          (c) The Corporation will mail notice of its intention to exchange through such an exchange to each Holder of record of the Exchange Preferred Stock not less than thirty (30) nor more than sixty (60) days before the Debenture Exchange Date. Such notice shall be given by first class mail, postage prepaid, to the Holders of record of shares of Exchange Preferred Stock at their respective addresses as the same shall appear on the stock transfer books of the Corporation, specifying the Debenture Exchange Date and the place where certificates for shares of Exchange Preferred Stock are to be surrendered for Exchange Debentures and stating that dividends on shares of the Exchange Preferred Stock will cease to accrue on the Debenture Exchange Date, but neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings for exchange with respect to the other Holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice. If notice of exchange has been given pursuant to this subsection then (unless the Corporation defaults in issuing Exchange Debentures in exchange for the Exchange Preferred Stock or fails to pay or set aside for payment accumulated and unpaid dividends on the Exchange Preferred Stock as set forth in subsection
(d) below and notwithstanding that any certificates for shares of Exchange Preferred Stock have not been surrendered for exchange) on the Debenture Exchange Date the Holders of Exchange Preferred Stock will cease to be stockholders with respect to such shares and will have no interests in or claims against the Corporation by virtue thereof (except the right to receive Exchange Debentures in exchange therefor and accumulated and unpaid dividends on the Exchange Preferred Stock to the Debenture Exchange Date and, if the Company so elects, cash in lieu of any Exchange Debenture that is in a principal amount that is not an integral multiple of $1,000) and will have no voting, conversion or other rights with respect to such shares, and all shares of Exchange Preferred Stock will no longer be outstanding.

          Upon the surrender (and endorsement, if required by the Corporation) in accordance with such notice of the certificate for shares of Exchange Preferred Stock, such certificates shall be exchanged for Exchange Debentures and such accumulated and unpaid dividends in accordance with this paragraph (c).

          (d) No shares of Exchange Preferred Stock may be exchanged for Exchange Debentures unless the Corporation has paid (or is deemed to have paid) or, if payable in cash, set aside for the benefit of the Holders of the Exchange Preferred Stock all accumulated and unpaid dividends on the Exchange Preferred Stock to the Debenture Exchange Date (including an amount equal to a prorated dividend for the period from the Dividend Payment Date to the Debenture Exchange
Date).

          SECTION 9.  No Exchange in Certain Cases.  Notwithstanding the
                      ----------------------------
foregoing provisions of Section 8, the Corporation shall not be entitled to exchange the Exchange Preferred Stock for Exchange Debentures if such exchange, or any term or provision of the Indenture or the Exchange Debentures, or the performance of the Corporation's obligations under the Indenture or the Exchange Debentures, shall materially violate or conflict with any Applicable Law or agreement or instrument then binding on the Corporation or if, at the time of such exchange, the Corporation is insolvent or if it would be rendered insolvent by such exchange.

          SECTION 10.  Certain Additional Provisions.
                       -----------------------------

          (a)(Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.) The Corporation will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for ("incur") any Indebtedness (including Acquired Debt) or issue any preferred stock, except that the Corporation and its Restricted Subsidiaries may:

     (x) issue (i) preferred stock that is not Disqualified Stock at any time (subject to Section 5(a)(i)), and (ii) additional shares of Exchange Preferred Stock in lieu of cash dividends as provided in Section 3(b) hereof, and

     (y) incur Indebtedness or issue Disqualified Stock (subject to Section 5(a)(i), if the Debt to EBITDA Ratio of the Corporation and its Restricted Subsidiaries at the time of incurrence of such Indebtedness or issuance of such Disqualified Stock, after giving pro forma effect thereto, is (a) at any time prior to June 4, 2002 8.0:1 or less and (b) at any time thereafter 7.0:1 or less.

          The foregoing limitations shall not apply to the incurrence of any of the following:

     (i) Senior Bank Debt (including guarantees thereof by the Corporation's Subsidiaries) under the Senior Bank Facilities;

     (ii)  Existing Indebtedness;

     (iii) Indebtedness represented by (1) the Exchange Debentures, (2) the PIK Preferred Stock (including preferred stock issued in the exchange offer contemplated in the definition of PIK Preferred Stock), (3) Exchange Preferred Stock issued in exchange for PIK Preferred in accordance with the terms thereof, (4) the Intercoastal Notes and (5) guarantees by Restricted Subsidiaries of (A) Senior Bank Debt and (B) any other Indebtedness of the Corporation permitted to be incurred under this Certificate of Designation;

     (iv)  Refinancing Indebtedness, provided that the principal amount of such
                                     --------
     Refinancing Indebtedness shall not exceed the principal amount of Indebtedness or amount of Disqualified Stock so extended, refinanced, renewed, replaced, substituted, defeased or refunded (plus the amount of expenses incurred and premiums paid in connection therewith);

     (v) intercompany Indebtedness between the Corporation and any of its Restricted Subsidiaries or among its Restricted Subsidiaries, or Equity

     Interests issued by a Restricted Subsidiary in conformity with Section
     10(c);

     (vi) Hedging Obligations, including interest rate swap obligations, that are incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Certificate of Designation to be outstanding; and

     (vii) additional Indebtedness of the Corporation, which may be guaranteed by any of its Restricted Subsidiaries, in an aggregate outstanding principal amount not to exceed $10,000,000 at any time.

          (b) (Limitation on Restricted Payments). The Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (i) declare or pay any dividend, or make any other distribution or payment, on any Junior Securities of the Corporation or on any Equity Interests of any Restricted Subsidiary (other than dividends or distributions payable by the Corporation in Junior Securities (other than Disqualified Stock) of the Corporation or by a Restricted Subsidiary in Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary or dividends or distributions payable to the Corporation or any Restricted Subsidiary);

     (ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities of the Corporation or any Equity Interests of any Restricted Subsidiary or other Affiliate of the Corporation (other than any Equity Interests owned by the Corporation or any Restricted Subsidiary); or

     (iii) make an Investment other than (a) a Permitted Investment or (b) Investments of the Corporation or any Restricted Subsidiary in the Corporation or any Restricted Subsidiary;

(any payment made for any of the foregoing purposes being herein referred to as a "Restricted Payment"), unless:

     (I) at the time of and immediately after giving effect to the proposed Restricted Payment, no Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof,

     (II) the Corporation would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness under the Debt to EBITDA Ratio test contained in Section 10(a), and

     (III) at the time of and immediately after giving effect to the proposed Restricted Payment (valued at its Fair Market Value, if other than cash), the aggregate amount of all Restricted Payments (excluding all payments, investments, redemptions, repurchases, retirements and other acquisitions described in clauses (2) and (3) of the following paragraph) declared or made after March 31, 1998 shall not exceed the sum of

          (A) an amount equal to the Corporation's EBITDA cumulated from March 31, 1998 to the end of the Corporation's most recently ended full fiscal quarter, taken as a single accounting period, less 1.4 times the sum of (i) the Corporation's Consolidated Interest Expense from March 31, 1998 to the end of the Corporation's most recently ended full fiscal quarter, taken as a single accounting period, plus (ii) all dividends or other distributions paid or made by the Corporation or any Restricted Subsidiary on any Disqualified Stock of the Corporation or any of its Subsidiaries during such period, plus

          (B) an amount equal to the aggregate sum of all net cash proceeds received after March 31, 1998 by the Corporation from the issuance and sale of Junior Securities (other than any Disqualified Stock and other than to Restricted Subsidiaries) to the extent that such proceeds are not used to redeem, repurchase, retire or otherwise acquire (i) Junior Securities of the Corporation pursuant to clause (2) in the next paragraph or (ii) the PIK Preferred Stock, plus

          (C) the aggregate net proceeds received after March 31, 1998 by the Corporation and its Restricted Subsidiaries from the sale or disposition of any Investment other than a Permitted Investment.

          The foregoing provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have been permitted by the provisions of this Certificate of Designation;

     (2) the redemption, repurchase, retirement or other acquisition for value of any Junior Securities of the Corporation in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to the Corporation or a Restricted Subsidiary) of Junior Securities of the Corporation (other than Disqualified Stock); or

     (3) Restricted Payments (other the those represented by the Sconnix Notes) made or paid since March 31, 1998 in an aggregate amount not exceeding $5,000,000.

Payments made pursuant to clause (1) above shall nevertheless be considered Restricted Payments for purposes of computing the aggregate amount of Restricted Payments under clause (III) of the preceding paragraph. For purposes of clause
(B) of the preceding paragraph, the conversion or exchange of Indebtedness or Disqualified Stock of the Corporation into Junior Securities of the Corporation (other than into Equity Interests constituting Indebtedness or Disqualified Stock) shall be deemed to be the issuance and sale by the Corporation of such Junior Securities at the time of such conversion or exchange for net cash proceeds equal to the net cash proceeds originally received by the Corporation for the Indebtedness or Disqualified Stock so converted or exchanged (or received by the Corporation for any other Indebtedness or Disqualified Stock previously converted into or exchanged for such Indebtedness or Disqualified Stock), plus any additional net cash proceeds received by the Corporation upon such conversion or exchange (or such previous conversion or exchange) and less any cash paid by the Corporation in connection therewith. For purposes of clause (B) of the preceding paragraph, the issuance of Junior Securities in connection with any merger, purchase of assets or other business combination shall not be considered to involve receipt of any cash proceeds.

          (c) (Limitation on Restricted Subsidiary Equity Interests). The Corporation will not permit any Restricted Subsidiary to issue any Equity Interests, except for (i) Equity Interests issued to and held by the Corporation or a Restricted Subsidiary, and (ii) Equity Interests issued by a Person prior to the time that (A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary merges with or into such Person; provided that such Equity Interests were not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C).

          (d) (Provision of Financial Information). Whether or not required by the rules and regulations of the SEC, so long as any shares of Exchange Preferred Stock are outstanding, the Corporation will furnish to the Holders of Exchange Preferred Stock:

     (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Corporation were required to file such Forms, including a "Management's Discussion and

     Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Corporation's independent certified public accountants, and

     (ii) all reports that would be required to be filed with the SEC on Form 8-K if the Corporation were required to file such reports.

In addition, whether or not required by the rules and regulations of the SEC, the Corporation will file a copy of all such information with the SEC for public availability (unless the SEC will not accept such filing) and make such information available to investors who request it in writing.

          SECTION 11.  Status of Reacquired Shares.  If shares of the Exchange
                       ---------------------------
Preferred Stock are redeemed pursuant to Section 6 or Section 7 hereof or exchanged pursuant to Section 8 hereof, the shares so redeemed or exchanged shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Corporation.

          SECTION 12.  Notices.  All notices, requests, demands and other
                       -------
communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by first class mail, postage prepaid, or when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by first class mail, postage prepaid, or express (overnight, if possible) courier, addressed (i) in the case of a Holder of the Exchange Preferred Stock, to such Holder's address of record, and (ii) in the case of the Corporation, to the Corporation's principal executive offices to the attention of the Corporation's Chief Executive Officer and Chief Financial Officer.

          SECTION 13.  Amendments and Waivers.  Except as otherwise set forth
                       ----------------------
herein and subject to Section 5, any right, preference, privilege or power of, or restriction provided for the benefit of, the Exchange Preferred Stock set forth herein may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Corporation and the vote or consent of the Holders of a majority of the shares of Exchange Preferred Stock then outstanding, and any amendment or waiver so effected shall be binding upon the Corporation and all Holders of the Exchange Preferred Stock.

          SECTION 14.  Definitions.  As used in this Certificate of Designation,
                       -----------
the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Acquired Debt" means with respect to any specified Person,
           -------------
     Indebtedness of any other Person existing at the time such other Person merges with or into, or becomes a Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person.

          "Affiliate" means, with respect to any specified Person, any other
           ---------
     Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control of" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

          "Applicable Law" shall mean, in respect of any Person, all provisions
           --------------
     of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limiting the foregoing, the Licenses, the Communications Act, zoning ordinances and all environmental laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

          "Applicable Spread" has the meaning set forth in Section 3(a).
           -----------------

          "Board"  has the meaning set forth in Section 1.
           -----

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday and
           ------------
     Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

          " Capital Lease Obligation" means, at any time any determination
           -------------------------
     thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on the balance sheet in accordance with GAAP.

          "Capital Stock" means (i) in the case of a corporation, capital stock,
           -------------
     (ii) in the case of any association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) or capital stock and (iii) in the case of a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

          "Cash Equivalents" means (i) United States dollars, (ii) securities
           ----------------
     issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of less than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers' acceptances with maturities of less than one year and overnight bank deposits, in each case with any lender party to any of the Senior Bank Facilities or with any domestic commercial bank having capital and surplus in excess of $100,000,000 and a rating of "A" or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above and
     (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., and in each case maturing within nine months after the date of acquisition.

          "Change of Control" has the meaning assigned thereto in Section
           -----------------
7(f)(i).

          "Closing Date" has the meaning assigned thereto in Section 3(a).
           ------------

          "Consolidated Interest Expense" means, without duplication, with
           -----------------------------
respect to any period, the sum of (i) the interest expense and all capitalized interest of the Corporation and its Restricted Subsidiaries for such period, on a consolidated basis, including, without limitation, (a) amortization of debt discount, (b) the net cost under interest rate contracts (including amortization of debt discount), (c) the interest portion of any deferred payment obligation and (d) accrued interest, plus (ii) the interest component of any Capital Lease Obligation paid or accrued or scheduled to be paid or accrued by the Corporation during such period, determined on a consolidated basis in accordance with GAAP.

          "Continuing Director" has the meaning assigned thereto in Section
           -------------------
     7(f)(ii).

          "CSFBC" means Credit Suisse First Boston Corporation.
           -----

          "Debenture Exchange Date" has the meaning assigned thereto in Section
           -----------------------
     8(a).

          "Debt to EBITDA Ratio" means, with respect to any date, the ratio of
           --------------------
     (a) the aggregate principal amount of all outstanding Indebtedness (excluding Hedging Obligations, including interest rate swap obligations, that are incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Certificate of Designation to be outstanding) of the Corporation and its

     Restricted Subsidiaries as of such date (excluding any such Disqualified Stock held by the Corporation or a Wholly Owned Restricted Subsidiary), to
     (b) EBITDA of the Corporation and its Restricted Subsidiaries on a consolidated basis for the four most recent full fiscal quarters ending immediately prior to such date, determined on a pro forma basis after giving effect to each acquisition or disposition of assets made by the Corporation and its Restricted Subsidiaries from the beginning of such four-quarter period through such date as if such acquisition or disposition had occurred at the beginning of such four-quarter period.

          "Default Period" means has the meaning assigned thereto in Section
           --------------
     5(d)(i).

          "Disposition" means, with respect to any Person, any merger,
           -----------
     consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease conveyance or other disposition of all or substantially all of such Person's assets.

          "Disqualified Stock" means any Capital Stock that, by its terms (or by
           ------------------
     the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof (other than upon a Change of Control of the Corporation in circumstances where the Holders of the Exchange Preferred Stock would have similar rights), in whole or in part on or prior to one year after the Final Maturity Date. The amount of Disqualified Stock shall be the greater of the liquidation preference or mandatory or optional redemption price thereof.

          "Dividend Default"  has the meaning assigned thereto in Section
           ----------------
     5(c)(i).

          "Dividend Payment Date" has the meaning assigned thereto in Section
           ---------------------
     3(b).

          "Dividend Period" means the period from the Issue Date to and
           ---------------
     including the first Dividend Payment Date and thereafter each quarterly period commencing on each June 1, September 1, December, and March 1 and ending on the next succeeding Dividend Payment Date.

          "EBITDA" of a specified person means, for any period, the consolidated
           ------
     net income of such specified Person and its Restricted Subsidiaries for such period:

          (i)  plus (without duplication and to the extent involved in computing
               ----
          such consolidated net income) (a) interest expense, (b) provision for income taxes, and (c) depreciation and amortization and other non-cash charges (including amortization of goodwill and other intangibles and barter expenses); and

          (ii) minus (without duplication and to the extent involved in
               -----
          computing such consolidated net income) (a) any gains (or plus losses), together with any related provision for taxes on such gains or losses, realized in connection with any sale of assets (including, without limitation, dispositions pursuant to sale and leaseback transactions), (b) any non-cash or extraordinary gains (or plus losses), together with any related provision for taxes on such extraordinary gains or losses, (c) the amount of any cash payments related to non-cash charges that were added back in determining EBITDA in any prior period, and (d) barter revenues;

     provided that:

          (i) the net income of any other Person (other than a Sponsored Investee) that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to such specified Person whose EBITDA is being determined or a Wholly Owned Restricted Subsidiary thereof;

          (ii) the net income of any other Person that is a Restricted Subsidiary (other than a Wholly Owned Restricted Subsidiary) or is an Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to such specified Person whose EBITDA is being determined or a Wholly Owned Restricted Subsidiary thereof;

          (iii) the net income (loss) of any other Person acquired after the Closing Date in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded (to the extent otherwise included); and

          (iv) gains or losses from sales of assets other than sales of assets acquired and held for resale in the ordinary course of business shall be excluded (to the extent otherwise included).

     All of the foregoing will be determined in accordance with GAAP.

          "Equity Interests" means Capital Stock and all warrants, options or
           ----------------
     other rights to acquire Capital Stock (including any Indebtedness or Disqualified Stock that is convertible into, or exchangeable for, Capital Stock).

          "Exchange Act" means the Securities Exchange Act of 1934 as it may be
           ------------
     amended and any successor act thereto.

          "Exchange Date" when used with respect to any share of Exchange
           -------------
     Preferred Stock means the date such share is received by a Holder in exchange for PIK Preferred Stock pursuant to the terms of the PIK Preferred Stock.

          "Exchange Debentures" has the meaning assigned thereto in Section
           -------------------
     8(a).

          "Exchange Preferred Stock" means the Corporation's series of Preferred
           ------------------------
     Stock designated Exchange Pay-In-Kind Preferred Stock, par value $.01 per share.

          "Existing Indebtedness" means any outstanding Indebtedness of the
           ---------------------
     Corporation and its Restricted Subsidiaries as of the Issue Date or which thereafter becomes Indebtedness of the Corporation or any of its Restricted Subsidiaries or its Subsidiaries on the Issue Date.

          "Existing Investments" means any Investments of the Corporation and
           --------------------
     its Restricted Subsidiaries (other than Investments in Unrestricted Subsidiaries) as of the Issue Date or which thereafter becomes an Investment of the Corporation or any of its Restricted Subsidiaries or its Subsidiaries on the Issue Date.

          "Expiration Date" has the meaning assigned thereto in Section 7(b).
           ---------------

          "Fair Market Value" means, with respect to any asset or property, the
           -----------------
     sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. All determinations of Fair Market Value shall be made by the Board and shall be evidenced by a resolution of the Board set forth in an Officers' Certificate.

          "Final Maturity Date" means has the meaning assigned in Section 6(b).
           -------------------

          "FCC" means the Federal Communications Commission, as from time to
           ---
     time constituted, created under the Federal Communications Act of 1934, or, if at any time after the filing of this Certificate of Designation, the FCC is not existing and performing the duties now assigned to it under such act, then the body performing such duties at such time.

          "GAAP" means generally accepted accounting principles set forth in the
           ----
     opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

          "guarantee" means a guarantee (other than by endorsement of
           ---------
     negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

          "Hedging Obligations" means, with respect to any Person, the
           -------------------
     Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

          "Holders" means a Holder of shares of Exchange Preferred Stock as
           -------
     reflected in the stock books of the Corporation (other than the Escrow Agent).

          "Immediate Family Member" has the meaning assigned to that term in
           -----------------------
     Section 7(f)(iii).

          "incur" means, with respect to any obligation of any Person, to
           -----
     create, issue, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for any Indebtedness (and "incurrence", "incurred", "incurrable" and "incurring" shall have meanings correlative to the foregoing).

          "Indebtedness" means, with respect to any Person, whether or not
           ------------
     contingent, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (ii) all Capital Lease Obligations of such Person, (iii) all obligations of such Person in respect of letters of credit or bankers' acceptances issued or created for the account of such Person, (iv) all Hedging Obligations of such Person, (v) all liabilities secured by any Lien on any property owned by such Person even if such Person has not assumed or otherwise become liable for the payment thereof to the extent of the value of the property subject to such Lien, and (vi) to the extent not otherwise included, any guarantee by such person of any other Person's indebtedness or other obligations described in clauses (i) through (v) above.

          "Indenture" has the meaning assigned thereto in Section 8(a).
           ---------

          "Interim Financing Maturity Date" means June 4, 1999.
           -------------------------------

          "Investments" means, with respect to any Person, all investments by
           -----------
     such Person in other Persons (including Affiliates of such Person) in the form of loans, guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "Issue Date" means first Exchange Date.
           ----------

          "Junior Securities" has the meaning assigned thereto in Section 1.
           -----------------

          "Licenses" shall mean any telephone, microwave, radio transmissions,
           --------
     personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction, the ownership or the operation of any communications tower facilities, granted or issued by the FCC and held by the Corporation or any of its Restricted Subsidiaries.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge,
           ----
     charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the "Uniform Commercial Code" (or equivalent statutes) of any jurisdiction).

          "Obligations" means any principal, interest, penalties, fees,
           -----------
     indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

          "Offer to Purchase" has the meaning assigned thereto in Section 7(b).
           -----------------

          "Officers' Certificate" means a certificate signed by the Chairman of
           ---------------------
     the Board, the Chief Executive Officer, President, a Chief Operating Officer, a Vice President, or the Chief Financial Officer and, without duplication, by the Treasurer, an Assistant Treasurer, Controller, the Secretary or an Assistant Secretary, of the Corporation

          "Permitted Investment" means:
           --------------------

     (i) any Investment in the Corporation or any Wholly Owned Restricted Subsidiary;

     (ii)   any Investment in Cash Equivalents;

     (iii) any Investment in a Person if, as a result of such Investment, (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Corporation, or (b) such Person either (1) is merged, consolidated or amalgamated with or into the Corporation or one of its Wholly Owned Restricted Subsidiaries and the Corporation or such Wholly Owned Restricted Subsidiary is the Surviving Person or the Surviving Person becomes a Wholly Owned Restricted Subsidiary, or (2) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Corporation or one of its Wholly Owned Restricted Subsidiaries;

     (iv) any Investment in accounts and notes receivable acquired in the ordinary course of business;

     (v)    any Existing Investment;

     (vi) notes from employees issued to the Corporation representing payment of the exercise price of options to purchase capital stock of the Corporation in an aggregate principal amount not to exceed $2,000,000;

     (vii) Investments in Unrestricted Subsidiaries represented by shares of Common Stock of the Corporation or assets and property acquired in exchange for Common Stock of the Corporation;

     (viii) so long as no Voting Rights Triggering Event then exists or would be caused thereby, make investments in communications site and related companies in an amount not to exceed, in the aggregate, at any time, $25,000,000 provided, however, that the Corporation or one of its Restricted Subsidiaries has executed a binding acquisition or merger agreement with such company;

     (ix) so long as no Voting Rights Triggering Event then exists or would be caused thereby, (x) establish Unrestricted Subsidiaries and (y) make investments in such Unrestricted Subsidiaries or in non-Wholly-Owned Restricted Subsidiaries of up to, in the aggregate, at any time, $50,000,000 (subject to reduction as provided in the definition of Unrestricted Subsidiary); and

     (x)    the Sconnix Note.

          "Person" means any individual, corporation, partnership, limited
           ------
     liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "PIK Preferred Stock" means the Corporation's series of Preferred
           -------------------
     Stock designated Series A Redeemable Pay-In-Kind Preferred Stock, par value $.01 per share, and, except for Section 3(a) and the definition of Exchange Date, also includes one other series of the Corporation's preferred stock to be designated that (i) has identical terms to the Exchange Preferred Stock in all material respects except as permitted by the Registration Rights Agreement and (ii) is to be issued in exchange for PIK Preferred Stock in an exchange offer as contemplated by the Registration Rights Agreement.

          "Principal Shareholder" has the meaning assigned to that term in
           ---------------------
     7(f)(iv).

          "Purchase Date" has the meaning assigned thereto in Section 7(b).
           -------------

          "Redemption Date" with respect to any shares of Exchange Preferred
           ---------------
     Stock, means the date on which such shares of Exchange Preferred Stock are redeemed by the Corporation.

          "Redemption Notice" has the meaning assigned thereto in Section 6(c).
           -----------------

          "Refinancing Indebtedness" means (i) Indebtedness of the Corporation
           ------------------------
     or any Restricted Subsidiary incurred or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute, defease or refund any other Indebtedness or Disqualified Stock incurred by the Corporation in accordance with the terms of this Certificate of Designation, and (ii) Indebtedness of any Restricted Subsidiary incurred or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute, defease or refund any other Indebtedness or Disqualified Stock of the Corporation or any Restricted Subsidiary in accordance with the terms of this Certificate of Designation.

          "Registration Rights Agreement" has the meaning assigned thereto in
           -----------------------------
     Section 3(e).

          "Related Party" has the meaning assigned to that term in 7(f)(v).
           -------------

          "Restricted Payment" has the meaning assigned thereto in Section
           ------------------
     10(b).

          "Restricted Subsidiary" means a Subsidiary of the Corporation other
           ---------------------
     than an Unrestricted Subsidiary.

          "SEC" means the Securities and Exchange Commission, as from time to
           ---
     time constituted, created under the Exchange Act.

          "Senior Bank Debt" means (i) the Indebtedness outstanding under the
           ----------------
     Senior Bank Facilities, provided that Senior Bank Debt under this clause
     (i) shall not exceed the difference between (a) the sum of $1,050,000,000 plus any borrowings and letters of credit under the Senior Bank Facilities after the Issue Date to the extent that such borrowings or letters of credit at the time of incurrence or issuance, as the case may be, resulted in combined Indebtedness under the Senior Bank Facilities exceeding the sum of $1,050,000,000 and to the extent that such borrowings or letters of credit at the time of incurrence or issuance, as the case may be, were permitted under Section 10(a) and (b) the aggregate amount of net proceeds from asset sales applied to permanently reduce the level of permitted borrowings under the Senior Bank Facilities pursuant to the terms thereof Indebtedness and (ii) all Obligations incurred by or owing to the holders or their agent or representatives of such Indebtedness outstanding under the Senior Bank Facilities (including, but not limited to, all fees and expenses of counsel and all other interest, charges, fees and expenses).

          "Senior Bank Facilities" means that certain Amended and Restated Loan
           ----------------------
     Agreement dated as of October 15, 1997 by and among the Corporation, as Borrower, the financial institutions parties thereto, as Banks, and Toronto Dominion (Texas), Inc., as Administrative Agent, as amended by that certain First Amendment to Amended and Restated Loan Agreement dated as of December 31, 1997, that certain Assumption Agreement dated as of January 21, 1998, that certain Second Amendment to Amended and Restated Loan Agreement dated as of March 27, 1998, and that certain Third Amendment to Amended and Restated Loan Agreement dated as of May 11, 1998, as such agreement may be amended, replaced or refinanced by one or more credit agreements consistent, in the reasonable judgement of CSFBC, with the term sheets dated April 2, 1998 from TD Securities (USA), Inc. to (i) the Corporation in respect of a senior subordinated credit facility in the aggregate principal amount of $150,000,000 and (ii) to American Tower Systems (Delaware), Inc. and American Tower Systems, L.P. in respect of senior secured credit facilities in the aggregate principal amount of $900,000,000 (true, correct and complete copies of which have been delivered to CSFBC).

          "Subsidiary" means, with respect to any Person, any corporation,
           ----------
     association or other business entity of which more than 50% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body thereof is at the time owned or controlled by such Person (regardless of whether such Equity Interests are owned directly or through one or more other Subsidiaries of such Person or a combination thereof).

          "Surviving Person" means, with respect to any Person involved in or
           ----------------
     that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

          "Treasury Rate" means (i) the rate borne by direct obligations of the
           -------------
     United States maturing on the eleventh anniversary of the date of calculation of such rate and (ii) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the United States maturing closest to, but straddling, the eleventh anniversary of such calculation date, in each case as published by the Board of Governors of the Federal Reserve System.

          "Unrestricted Subsidiary" means any Subsidiary of the Corporation that
           -----------------------
     at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Corporation, as provided below) and (vi) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Corporation may designate any Subsidiary of the Corporation (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (a) neither the Corporation nor any of its Restricted Subsidiaries provides credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (b) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, (c) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Corporation or any Restricted Subsidiary of the Corporation unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Corporation or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Corporation (the "Third Party Value") or, in the event such condition is not satisfied, an amount equal to the value of the portion of such agreement, contract, arrangement or understanding to such Subsidiary in excess of the Third Party Value shall be deemed a Restricted Payment, and (d) such Unrestricted Subsidiary does not own any Capital Stock of any Subsidiary of the Corporation that has not theretofore been or is not simultaneously being designated an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Corporation shall be evidenced by a board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. The Board of Directors of the Corporation may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after giving effect to
                            --------
     such designation, the Corporation could incur $1.00 of additional Indebtedness pursuant to the restrictions under Section 10(a) and (ii) all Indebtedness of such Unrestricted Subsidiary shall be deemed to be incurred on the date such Subsidiary is designated a Restricted Subsidiary (it being understood that any such designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be an investment of the Corporation and subject to the restrictions contained in
     Section 10(b) hereof).

          "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary
           ------------------------------------
     means Indebtedness of such Unrestricted Subsidiary (i) as to which neither the Corporation nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Corporation or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness) and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any Holder of any Indebtedness of the Corporation or any Restricted Subsidiary to declare, a default on such Indebtedness of the Corporation or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its stated maturity.

          "Voting Rights Triggering Event" has the meaning assigned thereto in
           ------------------------------
     Section 5.

          "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary
           ----------------------------------
     all of the outstanding Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Corporation or a Surviving Person of any Disposition involving the Corporation, as the case may be.

               IN WITNESS WHEREOF, the undersigned and the Company have caused this Agreement to be duly executed as of the date first above written.

AMERICAN TOWER SYSTEMS CORPORATION


By:__________________________________
     Name:
     Title: